Exhibit 10.3

LENNAR CORPORATION
2024 TARGET BONUS OPPORTUNITY

EXECUTIVE CHAIRMAN & CO-CHIEF EXECUTIVE OFFICER

NAME	ASSOCIATE ID#	TARGET AWARD OPPORTUNITY [1]
Stuart Miller	100003	0.20% of Lennar Corporation Pretax Income [2] after a 7.3% capital charge [3] (Total Award Opportunity not to exceed $7,000,000)
[1] The 2024 Target Bonus Opportunity Program, under the 2016 Incentive Compensation Plan, is intended to encourage superior performance and achievement of the Company’s strategic business objectives. The bonus (if any) awarded under this plan may be adjusted downward at the sole discretion of the Compensation Committee of the Board of Directors, based on its assessment of quantitative and qualitative performance. Factors that may cause an adjustment include, but are not limited to, a comparison of the Company’s actual results (sales, closings, starts, etc.) to budget, inventory management, corporate governance, customer satisfaction, and peer/competitor comparisons.
[2] Pretax income shall take into account and adjust for goodwill charges, losses or expenses on early retirement of debt, impairment charges, and acquisition or deal costs related to the purchase or merger of a public company. Pretax Income is calculated as Net Earnings attributable to Lennar plus/minus income tax expense/benefit.
[3] Capital charge is calculated as follows: Tangible Capital = Stockholders’ Equity - Intangible Assets + Homebuilding Debt.

•BONUS PAYMENTS: To earn a bonus pursuant to this Agreement, Associate must, in addition to all other requirements herein, comply with all legal and ethical standards set forth in the Company’s Associate Reference Guide (“ARG”) and Code of Business Ethics and Conduct. Any annual bonus, if any, otherwise earned under this Agreement shall be paid no later than February 28th of the year following the fiscal year for which the bonus is due, or if such day is not a business day, the next business day. Any quarterly bonus, if any, otherwise earned under this Agreement shall be paid as soon as administratively possible. Any bonus under this Agreement must be fully earned within the fiscal year stated above, subject to proration described below. A bonus for periods after this fiscal year is paid at the sole discretion of the Company, and in amounts determined at the sole discretion of the Company. Associate must be a full-time active employee with the Company on the date of payment (or on a leave of absence approved pursuant to the ARG) to earn a bonus, and no bonus will be paid or earned after Associate’s employment with the Company ends, regardless of whether the termination is voluntary or involuntary.
•PRORATION: Unless otherwise provided by law, bonuses tied to accomplishing objectives over a specific period of time will be prorated based on the number of calendar days Associate was a full-time active employee with the Company during that period. This proration applies to all types of leave, including medical and non-medical.
•NO PRIOR AGREEMENTS: Associate represents that Associate has no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent Associate from performing any of Associate’s obligations to the Company. Associate has not disclosed and will not disclose to the Company and/or any affiliates and/or subsidiaries (“Affiliate Companies”) and will not use or induce the Company and/or any Affiliate Companies to use, any confidential or proprietary information or trade secrets belonging to others. Associate represents and warrants that Associate has returned all property and confidential or trade secret information belonging to others and is not in possession of any such confidential or trade secret information. Associate agrees to indemnify, defend and hold harmless the Company and Affiliate Companies, and their officers, members, directors and employees, from any and all claims, damages, costs, expenses or liability, including reasonable attorneys’ fees, incurred in connection with or resulting from any breach or default of the representations and warranties contained in this provision.
•AT-WILL EMPLOYMENT: Associate’s employment is at-will. Associate may resign from Associate’s employment at any time with or without cause or notice and the Company may terminate Associate's employment at any time with or without cause or notice.
•CONFIDENTIALITY AND NON-DISPARAGEMENT: By virtue of Associate's employment with the Company, Associate will have access to and become familiar with various confidential and/or proprietary information, as described in Section 5.2 of the ARG, and Associate specifically agrees to comply with Section 5.2 of the ARG. Also, in accordance with Section 5.34 of the ARG, Associate agrees that Associate will not make any inaccurate, disparaging, or defamatory statements concerning the Company or the Company’s products, services, officers or employees, during or following Associate’s employment with the Company, subject to Associate’s right to communicate with governmental bodies or agencies and/or to engage in activity protected by the National Labor Relations Act or any other applicable federal, state or local law.
•NO SOLICITATION: Associate agrees that during Associate’s employment with the Company and for twelve (12) months following the termination of Associate’s employment with the Company (“Non-Solicitation Period”), Associate will not directly or indirectly, on Associate’s own behalf or through others, employ, suggest employment, or offer employment to any Applicable Associate of the Company and/or its Affiliate Companies, nor will Associate solicit, recruit, influence, or encourage any Applicable Associate to terminate his or her employment with the Company or Affiliate Companies. For purposes of this Agreement, “Applicable Associate” shall mean any person who is or was employed by the Company or Affiliate Companies at the time of Associate’s termination or at any time during the three months preceding the Associate’s termination of employment with the Company; or who is or was employed by the Company or Affiliate Companies at any time during the Non-Solicitation Period. Associate must disclose these obligations regarding solicitation to any employer with whom Associate becomes employed during the Non-Solicitation Period prior to commencing such employment.
•CLAWBACK: Associate acknowledges and agrees that, to the extent permitted by governing law, Section 2.11 of the ARG applies to any bonus under this Agreement. Associate acknowledges and agrees that in addition to all other requirements in this Agreement to earn a bonus, Associate’s eligibility to earn a bonus is directly related to, and dependent on, compliance with the sections in this Agreement relating to confidential information, disparaging statements, and non-solicitation (all collectively, “Restrictions”). In the event the Company reasonably believes that Associate has violated any of the Restrictions at any time the applicable Restriction applied to Associate, the Company shall be entitled to seek all injunctive relief and recover all damages available to it under any legal theory; and Associate will forfeit, and if previously paid, repay any bonus previously paid by the Company to Associate. In accordance with applicable law, Associate authorizes the Company to directly deduct any sums claimed by the Company under this clawback provision from any wages owed to Associate by the Company.
[IF IN CALIFORNIA: Associate acknowledges and agrees that, to the extent permitted by governing law, Section 2.11 of the ARG applies to any bonus under this Agreement. Associate acknowledges and agrees that in addition to all other requirements in this Agreement to earn a bonus, Associate’s eligibility to earn a bonus is directly related to, and dependent on, compliance with the sections in this Agreement relating to confidential information, disparaging statements, and non-solicitation (all collectively, “Restrictions”). In the event the Company reasonably believes that Associate has violated any of the Restrictions at any time the applicable Restriction applied to Associate, the Company shall be entitled to seek all injunctive relief and recover all damages available to it under any legal theory.]
[IF IN CONNECTICUT: Associate acknowledges and agrees that, to the extent permitted by governing law, Section 2.11 of the ARG applies to any bonus under this Agreement. Associate acknowledges and agrees that in addition to all other requirements in this Agreement to earn a bonus, Associate’s eligibility to earn a bonus is directly related to, and dependent on, compliance with the sections in this Agreement relating to confidential information, disparaging statements, and non-solicitation (all collectively, “Restrictions”). In the event the Company reasonably believes that Associate has violated any of the Restrictions at any time the applicable Restriction applied to Associate, the Company shall be entitled to seek all injunctive relief and recover all damages available to it under any legal theory; and Associate will forfeit any bonus. In accordance with applicable law, Associate authorizes the Company to directly deduct any sums claimed by the Company under this clawback provision from any wages owed to Associate by the Company.]
[IF IN MASSACHUSETTS: Associate acknowledges and agrees that, to the extent permitted by governing law, Section 2.11 of the ARG applies to any bonus under this Agreement. Associate acknowledges and agrees that in addition to all other requirements in this Agreement to earn a bonus, Associate’s eligibility to earn a bonus is directly related to, and dependent on, compliance with the sections in this Agreement relating to confidential information, disparaging statements, and non-solicitation (all collectively, “Restrictions”). In the event the Company reasonably believes that Associate has violated any of the Restrictions at any time the applicable Restriction applied to Associate, the Company shall be entitled to seek all injunctive relief and recover all damages available to it under any legal theory. In accordance with applicable law, Associate authorizes the Company to directly deduct any sums claimed by the Company under this clawback provision from any wages owed to Associate by the Company.]
•ARBITRATION AND EQUITABLE RELIEF: Associate affirms that the Company’s Dispute Resolution – Mediation & Arbitration Policy (“ADR Policy”) set forth in Section 1.8 of the ARG will apply to and govern all disputes related to Associate’s employment (including, but not limited to, this Agreement), in accordance with the ADR Policy.
•ENTIRE AGREEMENT; AMENDMENT; SURVIVING PROVISIONS; ASSIGNMENT: This Agreement constitutes the entire agreement between the parties with respect to Associate’s bonus and other matters stated herein, and supersedes and replaces all other agreements and negotiations, whether written or oral, pertaining to Associate’s bonus or any other matter stated herein. This Agreement may not be amended unless done so in writing and signed by Associate and an authorized representative of the Company. The following provisions of this Agreement survive the termination of this Agreement and/or the termination of Associate’s employment with the Company, irrespective of the grounds or reasons for such termination: “No Prior Agreements;” “Confidentiality and Non-Disparagement;” “Non-Solicitation;” “Clawback;” “Arbitration and Equitable Relief;” “Severability; ARG;” and this provision. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Associate shall not, without the prior written approval (by a writing which does not include an electronic communication) of the Company, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.
•SEVERABILITY; ARG: The provisions of this Agreement are severable, and if any part of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement will not be affected and shall continue in full force and effect. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the Court or Arbitrator (as applicable, per the ADR Policy) is specifically authorized by the parties to enforce any such restriction or covenant to the maximum extent permitted by law, and Associate hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any proceeding brought to enforce such restriction or covenant. Associate will remain obligated to comply with all Company rules, policies, practices, and procedures, including any and all policies contained in the ARG as amended from time to time. In the event of a conflict between this Agreement and the ARG, the ARG shall govern.
•COUNTERPARTS AND ELECTRONIC SIGNATURE: This Agreement may be executed in multiple counterparts. If this Agreement is electronically executed, it shall be deemed an electronic record, as the term is defined in the Electronic Signatures in Global and National Commerce Act and applicable state law (collectively, the “Applicable Law”). Clicking or otherwise activating any button associated with this Agreement demonstrates Associate’s intent to sign the Agreement and/or and represents Associate’s electronic signature, as the term is defined in the Applicable Law. Additionally, by Associate’s review of this Agreement and/or clicking on any button, Associate and the Company agree to use and accept electronic records and electronic signatures.

The Company and Associate acknowledge and agree that bonuses are not automatic, but are awarded for individual performance, not just excellent market conditions. The Company shall make the final and binding determination of any amount payable under this Agreement; whether and/or when a bonus payment is quantifiable; whether an adjustment to any bonus is appropriate; and all standards, goals, targets, plans, deliveries, and benchmarks and whether they were met. Associate’s receipt of any bonus under this Agreement does not indicate or suggest that Associate will be eligible for any additional bonus at any time.

Signature:
Date:
	Stuart Miller Executive Chairman and Co-Chief Executive Officer Lennar Corporation	Teri P. McClure Chair, Compensation Committee Lennar Corporation